*150403*

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske (signature) | **20170139089-50** |
| Barbara K. Cegavske<br>Secretary of State<br>State of Nevada | Filing Date and Time<br>**03/30/2017 2:00 PM** |
| | Entity Number<br>**E0382762007-2** |

**USE BLACK INK ONLY - DO NOT HIGHLIGHT**

**ABOVE SPACE IS FOR OFFICE USE ONLY**

## Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
**(Pursuant to NRS 78.1955(6))**

1. Name of corporation:

OriginClear, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

Pursuant to the provision of Section 78.1955(6) of the Nevada General Corporation Law, the corporation is authorized to withdraw the Certificate of Designation for its Series A Preferred Stock filed with the Secretary of State of Nevada on October 1, 2015.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X (signature)

**Signature of Officer**

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*